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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Dahl                              James                    H.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

   1200 Riverplace Blvd., Suite 920
--------------------------------------------------------------------------------
                                    (Street)

   Jacksonville                        FL                   32207
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                                ASV, Inc. (ASVI)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                     763,330        I         By Rock
                                                                                                                          Creek
                                                                                                                          Partners
                                                                                                                          Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      20,883        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      70,550        I         By Trust
                                                                                                                          FBO Son
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Common Stock                                                                                      70,150        I         By Trust
                                                                                                                          FBO
                                                                                                                          Daughter
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====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative   6.                 of Underlying      8.      ities     Secur-   of
                    Exer-                      Securities   Date               Securities         Price   Bene-     ity:     In-
                    cise     3.                Acquired (A) Exercisable and    (Instr. 3 and 4)   of      ficially  Direct   direct
                    Price    Trans-   4.       or Disposed  Expiration Date    ----------------   Deriv-  Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)       (Month/Day/Year)            Amount    ative   at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,   ----------------            or        Secur-  of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)     Date       Expira-           Number   ity     Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------ Exer-      tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)   cisable    Date     Title    Shares   5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Option              12.11                                   12/21/97            Common    2,812           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              12.11                                   12/21/98            Common    2,812           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              12.11                                   12/21/99*           Common    2,812           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              12.11                                   12/21/00*           Common    2,812           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Conv. Sub Deb       16.50                                   10/08/96   10/15/06 Common  136,363           1        I        By Rock
                                                                                Stock                                       Creek
                                                                                                                            Partners
                                                                                                                            Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Option              18.33                                   12/12/98   12/12/02 Common    3,758           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              18.33                                   12/12/99*  12/12/02 Common    3,758           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              18.33                                   12/12/00*  12/12/02 Common    3,758           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              18.33                                   12/12/01*  12/12/02 Common    3,758           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              17.875   01/04/99 A                     01/04/00   01/04/04 Common      250           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              17.875   01/04/99 A                     01/04/01   01/04/04 Common      250           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              17.875   01/04/99 A                     01/04/02   01/04/04 Common      250           1        D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              17.875   01/04/99 A                     01/04/03   01/04/04 Common      250           1        D
                                                                                Stock
====================================================================================================================================

Explanation of Responses:


* Pursuant to the warrant certificate issued to Caterpillar Inc. on January 29, 1999, this option became exercisable in full, in accordance with its terms, as of that date.


        /s/ James H. Dahl                                   February 14, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.